Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Stock Yards Bancorp, Inc. (Company) of our report dated February 27, 2025, with respect to the consolidated financial statements, included in Company’s 2025 Annual Report on Form 10-K for the year ended December 31, 2024, and for each of the years in the two-year period ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana

March 20, 2026